UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 31, 2011

SL GREEN REALTY CORP.

(Exact Name of Registrant as Specified in Charter)

Maryland	1-13199	13-3956775
(State or Other	(Commission	(IRS Employer
Jurisdiction of	File Number)	Identification No.)
Incorporation)

420 Lexington Avenue New York, New York	10170
(Address of Principal Executive Offices)	(Zip Code)

Registrants’ telephone number, including area code: (212) 594-2700

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

SL Green Realty Corp. 2011 Outperformance Plan

On August 31, 2011, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of SL Green Realty Corp. (the “Company”) approved the general terms of the SL Green Realty Corp. 2011 Outperformance Plan (the “2011 Outperformance Plan” or the “Plan”), a long term incentive compensation program. The purpose of the 2011 Outperformance Plan is to further align the interests of the Company’s stockholders and management by encouraging the Company’s senior officers to “outperform” and to create stockholder value in a “pay for performance” structure.

Under the 2011 Outperformance Plan, participants will share in a “performance pool” if the Company’s total return to stockholders for the period from September 1, 2011 through August 31, 2014 exceeds a cumulative total return to stockholders of 25%. The size of the performance pool will be 10% of the amount in excess of the 25% benchmark, subject to a maximum award of $85 million. However, initially, the Compensation Committee will only award 50% of the total pool and will retain discretion as to whether or when it will award the remainder of the remainder of the total pool. As a result, the maximum amount of the initial awards will be $42.5 million. The maximum award will be reduced by the amount of any forfeited awards. Each participant’s award under the 2011 Outperformance Plan will be designated as a specified percentage of the aggregate performance pool. Assuming the 25% benchmark is achieved, the pool will be allocated among the participants in accordance with the percentage specified in each participant’s participation agreement.

In the event the potential performance pool reaches the maximum award level before the end of the three-year performance period, a pro-rata portion of the maximum award may be earned as described in the following two sentences. If the potential performance pool reaches the maximum award for a consecutive 45-day period during the second year of the performance period, one-third of the maximum award will be earned as of the last day of the first such period that occurs. If the potential performance pool reaches the maximum award for a consecutive 45-day period during the third year of the performance period, two-thirds (or an additional one-third) of the maximum award will be earned as of the last day of the first such period that occurs. No pro-rata earning of awards may occur prior to the second year of the performance period or with respect to the last one-third of the maximum award.

Individual awards will be made in the form of LTIP Units in the Company’s operating partnership, SL Green Operating Partnership, L.P., that, subject to vesting and the satisfaction of other conditions, are exchangeable for a per unit value equal to the then trading price of one share of the Company’s common stock.  This value is payable in cash or, at the Company’s election, in shares of common stock. LTIP Units will be granted prior to the determination of the performance pool; however, they will only vest upon satisfaction of performance and time vesting thresholds under the Plan, and will not be entitled to distributions until after the performance pool is established. Distributions on LTIP Units will equal the dividends paid on the Company’s common stock on a per unit basis.  The Plan provides that if the pool is established, each participant will also be entitled to the distributions that would have been paid had the number of earned LTIP Units been issued at the beginning of the performance period.  Those distributions will be paid in the form of additional LTIP Units.  Thereafter, distributions will be paid currently with respect to all earned LTIP Units that are a part of the performance pool, whether vested or unvested.

Although the amount of earned awards under the Plan (i.e. the number of LTIP Units earned) will be determined when the performance pool is established, not all of the awards will vest at that time.  Instead, 50% of the awards will vest on August 31, 2014 and the remaining 50% will vest on August 31, 2015, subject to continued employment.

In the event of a change in control of the Company prior to September 1, 2012, the performance period will be shortened to end on a date immediately prior to such event and the cumulative stockholder return benchmark will be adjusted on a pro rata basis.  In the event of a change in control of the Company on or after September 1, 2012 but before August 31, 2014, the performance pool will be calculated assuming the performance period ended on August 31, 2014 and the total return continued at the same annualized rate from the date of the change of control to August 31, 2014 as was achieved from September 1, 2011 to the date of the change of control; provided that the performance pool may not exceed 200% of what it would have been if it was calculated using the total return from September 1, 2011 to the date of the change in control and a pro rated benchmark. In either case, the performance pool will be formed as described above if the adjusted benchmark target is achieved and all earned awards will be fully vested upon the change of control. If a change in control occurs after the performance period has ended, all unvested awards issued under the Plan will become fully vested upon the change in control.

All determinations, interpretations and assumptions relating to the vesting and calculation of the performance awards will be made by the Compensation Committee.

The Compensation Committee and its advisors are in the process of finalizing the documentation of the Plan, as well as the allocation of the Plan among the Company’s management team.  Accordingly, the definitive documentation relating to the terms of the 2011 Outperformance Plan may contain additional terms that are not described above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SL GREEN REALTY CORP.

By:	/s/ Andrew S. Levine
Name:	Andrew S. Levine
Title:	Chief Legal Officer and General Counsel

Date: September 1, 2011